Exhibit 1.2

EXECUTION VERSION

GMX RESOURCES INC.

$75,000,000

4.50% Convertible Senior Notes Due 2015

UNDERWRITING AGREEMENT

October 22, 2009

CREDIT SUISSE SECURITIES (USA) LLC,

As Representative of the Several Underwriters,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. GMX Resources Inc., an Oklahoma corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $75,000,000 aggregate principal amount (“Firm Securities”) of its 4.50% Convertible Senior Notes Due 2015 (“Securities”) and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than an additional $11,250,000 aggregate principal amount (“Optional Securities”) of its Securities as set forth below, all to be issued under an indenture, dated as of the Closing Date (as defined below) (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-150368), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 6:00 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

“Underlying Shares” shall mean shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), into which the Securities are convertible (if any).

(b) Compliance with Securities Act Requirements. Neither the Commission nor any state or other jurisdiction or other regulatory body has issued, and neither is, to the knowledge of the Company, threatening to issue, any stop order under the Act or other order suspending the effectiveness of the Registration Statement. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Shelf Registration Statement. The date of the Underwriting Agreement is not more than three years subsequent to the initial effective time of the Registration Statement. If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representative, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement.

(d) Ineligible Issuer Status. At the earliest time after the filing of the Registration Statement at which the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) and as of the date hereof, the Company was not and is not an “ineligible issuer” as such term is defined in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated October 19, 2009, including the base prospectus, dated June 25, 2008, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies Credit Suisse Securities (USA) LLC (“Credit Suisse”) as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify Credit Suisse and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company and its Subsidiaries (as defined below) have been duly organized and are validly existing as corporations in good standing under the laws of the states or other jurisdictions in which they are incorporated, with full power and authority (corporate and other) to own, lease and operate their properties and conduct their businesses as described in each of the General Disclosure Package and the Final Prospectus and, with respect to the Company, to execute and deliver, and perform the Company’s obligations under this Agreement; the Company and its Subsidiaries are duly qualified to do business as foreign corporations in good standing in each state or other jurisdiction in which their ownership or leasing of property or conduct of business legally requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). The term “Material Adverse Effect” as used herein means any material adverse effect on the condition (financial or other), net worth, business, affairs, management, results of operations or cash flow of the Company and its Subsidiaries, taken as a whole. The Company has no significant subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission) other than those Subsidiaries listed on Schedule C hereto (the “Subsidiaries”).

(h) No Material Adverse Change. Neither the Company nor any of its Subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the General Disclosure Package or Final Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree other than as set forth in each of the General Disclosure Package and the Final Prospectus and, since the respective dates as of which information is given in the General Disclosure Package, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any Material Adverse Change (as defined below), or any development involving a prospective Material Adverse Change, otherwise than as set forth in each of the General Disclosure Package and the Final Prospectus. The term “Material Adverse Change” as used herein means any change that has a Material Adverse Effect.

(i) Execution and Delivery of Indenture. The Indenture has been duly authorized and has been duly qualified under the Trust Indenture Act; the Offered Securities have been duly authorized and, when the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j) Offered Securities. When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be convertible into cash, Underlying Shares or a combination thereof, at the Company’s election, in accordance with the terms of the Indenture; any Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying

Shares contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and when issued upon conversion any Underlying Shares will be validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Offered Securities or any Underlying Shares, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in each of the General Disclosure Package and Final Prospectus, there are no outstanding subscription rights, warrants, options, calls, convertible securities, commitments of sale or rights related to or entitling any person to purchase or otherwise to acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in, the Company, except for such options or rights as may have been granted by the Company to employees, directors or consultants pursuant to its stock option or stock purchase plans. The outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, except for liens under the Company’s bank credit facility and secured notes disclosed in each of the General Disclosure Package and Final Prospectus (the “Credit Facility”), are owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, charge or adverse claim and are not the subject of any agreement or understanding with any person and were not issued in violation of any preemptive or similar rights; and there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or instruments related to or entitling any person to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in any of the Subsidiaries.

(k) No Registration Rights. Except as disclosed in each of the General Disclosure Package and the Final Prospectus, no holder of any security of the Company has any right to require registration of shares of Common Stock or any other security of the Company because of the filing of the Registration Statement or the consummation of the transactions contemplated hereby and, except as disclosed in each of the General Disclosure Package and the Final Prospectus, no person has the right to require registration under the Act for any shares of Common Stock or other securities of the Company. Except for this Agreement, no person has the right, contractual or otherwise, to cause the Company to permit such person to underwrite the sale of any of the Offered Securities.

(l) No Finder’s Fee. Except as disclosed in the General Disclosure Package and Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(m) Listing. The Underlying Shares have been approved for listing on the NASDAQ Global Select Market, subject to notice of issuance.

(n) Absence of Further Requirements. No consent, approval, authorization, or order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance of the Indenture and this Agreement or the consummation of the transactions contemplated by the Indenture and this Agreement, including the issuance and sale of the Offered Securities and the Underlying Shares and compliance with the terms and provisions thereby, except such as have been obtained, or made and such as may be required under the Act or as may be required by the Financial Industry Regulatory Authority (“FINRA”) and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws in connection with the purchase and distribution of the Offered Securities to investors.

(o) Independent Accounting Firm. Smith, Carney & Co., the accounting firm that has issued an opinion on the financial statements filed with or incorporated by reference in and as a part of the Registration Statement, is an independent registered public accounting firm within the meaning of the Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) of the United States. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accounts for assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. Except as described in each of the General Disclosure Package and the Final Prospectus, the consolidated financial statements and schedules of the Company, including the notes thereto, filed with (or incorporated by reference) and as a part of the Registration Statement, General Disclosure Package or Final Prospectus, present fairly the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position and consolidated statements of cash flow for the respective periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise disclosed therein. All adjustments necessary for a fair presentation of results for such periods have been made. The selected financial data included or incorporated by reference in the Registration Statement, General Disclosure Package and Final Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements. Any operating or other statistical data included or incorporated by reference in the Registration Statement, General Disclosure Package and Final Prospectus comply in all material respects with the Act and the Rules and Regulations and present fairly the information shown therein and are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived. All non-GAAP financial information included (or incorporated by reference) in the Registration Statement, General Disclosure Package or Final Prospectus complies in all material respects with the requirements of Regulation G and Item 10 of Regulation S-K under the Act.

(p) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture and this Agreement, and the issuance and sale of the Offered Securities and the Underlying Shares and compliance with the terms and provisions thereof will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, except to such extent as, individually or in the aggregate, does not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the Company’s certificate of incorporation or bylaws or any statute, rule, regulation or other law, or any order or judgment, of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties

(q) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is, or with the giving of notice or lapse of time or both would be, in default or violation with respect to its certificate of incorporation or by-laws. Neither the Company nor any of its Subsidiaries is, or with the giving of notice or lapse of time or both would be, in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties or assets owned by the Company or any of its Subsidiaries is subject, or in violation of any statutes, laws, ordinances or governmental rules or regulations or any orders or decrees to which it is subject, including, without limitation, Section 13 of the Exchange Act, which default or violation, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, at any time during the past five years, (A) made any unlawful contributions to any candidate for any political office, or failed fully to disclose any contribution in violation of law, or (B) made any payment to any state, federal or foreign government official, or other person charged with similar public or quasi-public duty (other than payment required or permitted by applicable law).

(r) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(s) Possession of Licenses and Permits. Each of the Company and its Subsidiaries is in possession of and is operating in compliance with all franchises, grants, authorizations, licenses, certificates, permits, easements, consents, orders and approvals (“Permits”) from all state, federal, foreign and other regulatory authorities, and has satisfied the requirements imposed by regulatory bodies, administrative agencies or other governmental bodies, agencies or officials, that are required for the Company and its Subsidiaries lawfully to own, lease and operate their properties and conduct their businesses as described in each of the General Disclosure Package and the Final Prospectus, and each of the Company and its Subsidiaries is conducting its business in compliance with all of the laws, rules and regulations of each jurisdiction in which it conducts its business, in each case with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect; each of the Company and its Subsidiaries has filed all notices, reports, documents or other information (“Notices”) required to be filed under applicable laws, rules and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect; and, except as otherwise specifically described in each of the General Disclosure Package and the Final Prospectus, neither the Company nor any of its Subsidiaries has received any notification from any court or governmental body, authority or agency, relating to the revocation or modification of any such Permit or to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification (“Approvals”) from such regulatory authority is needed to be obtained by any of them, in any case where it is reasonably expected that obtaining such Approvals or the failure to obtain such Approvals, individually or in the aggregate, would have a Material Adverse Effect.

(t) Taxes. The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns required to be filed prior to the date hereof and paid all taxes shown as due thereon; all such tax returns are complete and correct in all material respects; all tax liabilities are adequately provided for on the books of the Company and its Subsidiaries except to such extent as would not have a Material Adverse Effect; the Company and its Subsidiaries have made all necessary payroll tax payments; and the Company and its Subsidiaries have no knowledge of any tax proceeding or action pending or threatened against the Company or its Subsidiaries that, individually or in the aggregate, might have a Material Adverse Effect.

(u) Absence of Labor Dispute. No labor disturbance exists with the employees of the Company or any of its Subsidiaries or is imminent that, individually or in the aggregate, would have a Material Adverse Effect. None of the employees of the Company or any of its Subsidiaries is represented by a union and, to the best knowledge of the Company and its Subsidiaries, no union organizing activities are taking place. Neither the Company nor any of its Subsidiaries has violated any federal, state or local law or foreign law relating to discrimination in hiring, promotion or pay of employees, nor any applicable wage or hour laws, or the rules and regulations thereunder, or analogous foreign laws and regulations, that would, individually or in the aggregate, result in a Material Adverse Effect.

(v) Possession of Intellectual Property. Except as described in each of the General Disclosure Package and the Final Prospectus, the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent licenses, trademarks, service marks and trade names necessary to conduct the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent licenses, trademarks, service marks or trade names that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(w) Natural Gas and Oil Properties. Each of the Company and its Subsidiaries have (i) good and Defensible (as defined below) title to all its interests in its producing natural gas and oil properties (including oil and gas wells, producing leasehold interests and appurtenant personal property) as described in the General Disclosure Package and the Final Prospectus as owned by it, (ii) investigated title in accordance with customary industry procedures prior to acquiring any non-producing leasehold properties (including undeveloped locations or leases held by production, and those leases not held by production and including exploration prospects) described in the General Disclosure Package and the Final Prospectus as owned by it, (iii) good and indefeasible title to its other real property as described in the General Disclosure Package and the Final Prospectus as owned by it and (iv) good title to its personal property as described in the General Disclosure Package and the Final Prospectus as owned by it, in each case free and clear of all liens, claims, security interests, equities, or other encumbrances except those (a) described in each of the General Disclosure Package and the Final Prospectus or (b) that do not materially interfere with the use or value of such properties taken as a whole as described in each of the General Disclosure Package and the Final Prospectus. All real property and buildings held under lease or license by the Company or its Subsidiaries are held under valid and subsisting and enforceable leases or licenses with such exceptions as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in each of the General Disclosure Package and the Final Prospectus. As used herein, “Defensible” means, with respect to title to the producing properties (including oil and gas wells and producing leasehold interests) described in the General Disclosure Package and the Final Prospectus as being owned by the Company or its Subsidiaries, that the Company and its Subsidiaries (1) are entitled to receive not less than the net revenue interests of such properties as set forth in the reserve reports of MHA Petroleum Consultants, dated as of December 31, 2008 and September 1, 2009, respectively, (the “Reserve Reports”) of all hydrocarbons and minerals produced, saved and marketed from such properties, and proceeds thereof, all without reduction, suspension or termination of such interests throughout the productive life of such properties, and (2) are obligated to bear a share of the costs and expenses relating to the maintenance, exploration, drilling, completion, development, operation, plugging and abandonment of such properties not greater than the working interests of such properties as set forth in the Reserve Reports, without increase throughout the life of such properties.

(x) Environmental Laws. Except as described in each of the General Disclosure Package and the Final Prospectus, there is no pending action, suit or other proceeding involving the Company or any of its Subsidiaries or any of their material assets for any failure of the Company or any of its Subsidiaries, or any predecessor thereof, to comply with any requirements of federal, state or local regulation relating to air, water, solid waste management, hazardous or toxic substances, or the protection of health, safety or the environment. Except as described in each of the General Disclosure Package and the Final Prospectus, none of the property owned or leased by the Company or any of its Subsidiaries is, to the best knowledge of the Company, contaminated with waste or hazardous or toxic substances in material amounts or in amounts that pose a threat to employees or visitors, and neither the Company nor any of its Subsidiaries may be deemed an

“owner or operator” of a “facility” or “vessel” that owns, possesses, transports, generates or disposes of a “hazardous substance” as those terms are defined in §9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.

(y) ERISA. The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and its Subsidiaries would have any liability; the Company and its Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects, and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

(z) Insurance. The Company and its Subsidiaries maintain insurance of the types and in the amounts generally deemed adequate for its business, including, but not limited to, directors’ and officers’ insurance, insurance covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(aa) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(bb) Accurate Disclosure. The statements in the General Disclosure Package, the Registration Statement and the Final Prospectus under the captions “Description of Capital Stock,” are accurate and complete in all material respects, and the Common Stock conforms in all material respects to the description thereof contained in the Registration Statement and the Final Prospectus.

(cc) Absence of Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Company’s Common Stock, and the Company is not aware of any such action taken or to be taken by affiliates of the Company

(dd) Internal Controls and Compliance with the Sarbanes-Oxley Act. There is not currently and has not in the past been a failure on the part of the Company or, to the Company’s knowledge, any of its respective directors or officers, in their capacities as such, to comply with any applicable provisions of Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, including Sections 302, 402 and 906, and the statements contained in any certification pursuant to Sarbanes-Oxley and related rules and regulations are complete and correct. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as are currently required (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act); the Company’s disclosure controls and procedures (A) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including the principal executive and principal financial officer of the Company, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, and that such information is recorded, processed, summarized and reported, within the time periods specified in the Exchange Act and the Rules and Regulations; (B) have been evaluated for effectiveness; and (C) are effective in all material respects to perform the functions for which they were established. Except as discussed with the Company’s auditors and audit committee and as disclosed in each of the General Disclosure Package and the Final Prospectus, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data and (B) there is, and there has been, no fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. Since the date of the end of the last fiscal year for which audited financial statements are included or incorporated by reference in each of the General Disclosure Package and the Final Prospectus, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ee) Distribution of Offering Materials. The Company has not distributed and, prior to the later of First Closing Date (as defined below) and the Optional Closing Date (as defined below), will not distribute any offering material in connection with the offering and sale of the Offered Securities other than the Registration Statement, any General Use Issuer Free Writing Prospectus identified on Schedule B hereto, the General Disclosure Package and the Final Prospectus.

(ff) SEC Comments. The Company has received no written comments from the SEC staff regarding its periodic or current reports under the Exchange Act that remain unresolved and have not been disclosed in the Registration Statement, General Disclosure Package and Final Prospectus.

(gg) Related Party Transactions. No relationship, direct or indirect, exists between or among the Company and any director, officer or stockholder of the Company, or any member of his or her immediate family, or any customers or suppliers that is required to be described in the Registration Statement, the General Disclosure Package or the Final Prospectus and that is not so described as required in material compliance with such requirement. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any member of their respective immediate families, except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus. The Company has not, in violation of Sarbanes-Oxley, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(hh) Changes in law. To the best knowledge of the Company, no change in any laws or regulations is pending that could reasonably be expected to be adopted and if adopted, is reasonably expected to have, individually or in the aggregate with all such changes, a Material Adverse Effect, except as set forth in or contemplated in each of the General Disclosure Package and the Final Prospectus.

(ii) Minute Books. The minute books of each of the Company and its Subsidiaries have been made available to the Underwriter and contain a complete summary of all meetings and other actions of the directors and shareholders of each such entity in all material respects, and reflect all transactions referred to in such minutes accurately in all material respects.

(jj) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(kk) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened.

(ll) OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity that, to the Company’s knowledge, will use such proceeds, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(mm) Customers and Suppliers. No customer of or supplier to the Company or any of its Subsidiaries has ceased purchases or shipments of merchandise to the Company or indicated, to the Company’s knowledge, an interest in decreasing or ceasing its purchases from the Company or otherwise modifying its relationship with the Company, other than in the normal and ordinary course of business consistent with past practices in a manner which would not, singly or in the aggregate, result in a Material Adverse Effect.

(nn) Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

(oo) Independent Engineer. MHA Petroleum Consultants, Inc. (“MHA”) is a natural gas engineering firm from whose reserve reports information is contained or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus, and acts as independent natural gas engineers with respect to the Company. Other than (i) the production of reserves in the ordinary course of business, (ii) intervening price fluctuations or (iii) as described in the General Disclosure Package and the Final Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in its proved reserves in the aggregate, or the aggregate present value of estimated future net revenues of the Company or the standardized measure of discounted future net cash flows therefrom, as described in the General Disclosure Package and the Final Prospectus and reflected in the reserve information as of the respective dates such information is given. Except as described in each of the General Disclosure Package and the Final Prospectus, the General Disclosure Package, including the oil and natural gas production and reserve information and estimates of future net revenues and discounted future net cash flows, complies and the Final Prospectus, including the oil and natural gas production and reserve information and estimates of future net revenues and discounted future net cash flows, will comply, in all material respects with the applicable requirements of Regulation S-X, Industry Guide 2 under the Act and Statement of Financial Accounting Standards Board No. 69, Disclosures about Oil and Petroleum Producing Activities, as amended to date (“SFAS 69”).

(pp) Litigation. Other than as set forth in each of the General Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect or that would materially and adversely affect the consummation of the transactions contemplated hereby or that is required to be disclosed in each of the General Disclosure Package or the Final Prospectus; to the best of the Company’s knowledge, no such proceedings are threatened or contemplated.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.0% of the principal amount thereof, the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 9:30 A.M., New York time, on October 28, 2009, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representative given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Offered Securities. The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name in Schedule A hereto bears to the total principal amount of Firm Securities (subject to adjustment by the Representative to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representative but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company, at the above office. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representative, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representative copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the distribution.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representative and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representative (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representative may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) Conversion. The Company will reserve and keep available at all time, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Common Stock upon conversion of the Offered Securities.

(i) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by FINRA of the Offered Securities, if applicable, (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes, fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, American Stock Exchange, NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and Final Prospectus and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or Common Stock, or any securities convertible into or exchangeable or exercisable for any of its Securities or Common Stock (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representative, except the issuance and sale of 6,950,000 shares of Common Stock (or up to 7,992,500 shares of Common Stock if the underwriters exercise their over-allotment option in full) (the “Concurrent Offered Securities”) in a concurrent transaction pursuant to the terms of an underwriting agreement, dated as of even date herewith between the Company and the Underwriters, issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof and as described in the General Disclosure Package and Final Prospectus, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof and as described in the General Disclosure Package and Final Prospectus or issuances of Lock-Up Securities pursuant to the exercise of such options. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Representative consents to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless the Representative waives, in writing, such extension. The Company will provide the Representative with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and Credit Suisse is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities and the Concurrent Offered Securities, containing only information that describes the final terms of the Offered Securities and the offering price of the Concurrent Offered Securities, and otherwise in a form consented to by Credit Suisse, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representative shall have received letters, dated, respectively, the date hereof and each Closing Date, of Smith, Carney & Co. confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule D hereto (except that, in any letter dated a Closing Date, the specified date referred to in Schedule D hereto shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchanges; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for Company. The Representative shall have received an opinion, dated such Closing Date, of Crowe & Dunlevy, P.C., counsel for the Company, to the effect that:

(i) Each of the Company and the Subsidiaries has been duly formed and is validly existing in good standing under its jurisdiction of formation with all necessary power and authority to own or lease its properties and to conduct its business in all material respects as described in the General Disclosure Package and the Final Prospectus. Each of the Company and the Subsidiaries is duly registered or qualified as a foreign entity for the transaction of business under the laws of the applicable jurisdictions.

(ii) The Company directly owns 100% of the issued shares of capital stock in each of the Subsidiaries and such shares of capital stock have been duly authorized and validly issued in accordance with the certificate of incorporation and laws of the jurisdiction of formation governing such entity and are fully paid and non-assessable; and the Company owns such shares of capital stock free and clear of all liens, encumbrances, security interests, equities, charges or claims, other than liens described in the General Disclosure Package and the Final Prospectus.

(iii) The Indenture has been duly authorized, executed and delivered and has been duly qualified under the Trust Indenture Act; the Offered Securities delivered on such Closing Date have been duly authorized, executed, authenticated, issued and delivered, conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; and the Indenture and the Offered Securities delivered on such Closing Date constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits and security provided by the Indenture.

(iv) The Offered Securities delivered on such Closing Date are convertible into cash, Underlying Shares or a combination thereof, at the Company’s election in accordance with the terms of the Indenture; any Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Underlying Shares; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and when issued upon conversion any Underlying Shares will be, validly issued, fully paid and non-assessable, will conform to the information in the General Disclosure Package and to the description contained in the Final Prospectus; none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(v) To the knowledge of such counsel, (A) there are no legal or governmental proceedings pending or threatened against any of the Company or the Subsidiaries or to which any of the Company or the Subsidiaries is a party or to which any of their respective properties is subject that are required to be described in the Final Prospectus but are not so described as required and (B) there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Final Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required by the Act and the Rules and Regulations.

(vi) Except as described in the General Disclosure Package and the Final Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any capital stock of the Company. To such counsel’s knowledge, neither the filing of the Registration Statement or the Final Prospectus, nor the offering, issuance or sale of the Offered Securities as contemplated by the Underwriting Agreement gives rise to any rights for or relating to the registration of any stock or other securities of the Company other than rights which have been duly and validly waived. To such counsel’s knowledge, except as described in the General Disclosure Package and the Final Prospectus and except for options issued in the ordinary course after December 31, 2007, pursuant to the Company’s stock option plan, there are no outstanding options or warrants to purchase any Common Stock or Preferred Stock in the Company.

(vii) The Company has all requisite power and authority to issue, sell and deliver the Offered Securities, to be sold by it in accordance with and upon the terms and conditions set forth in the Underwriting Agreement, the Registration Statement, the General Disclosure Package and the Final Prospectus.

(viii) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(ix) None of the issuance by the Company of the Offered Securities and the Underlying Shares and compliance with the terms and provisions thereof, the execution, delivery and performance of the Indenture and the Underwriting Agreement by the Company, or the consummation by the Company of the transactions contemplated thereby (A) constitutes or will constitute a violation of its certificate of incorporation, as amended, and amended and restated bylaws, (B) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any material agreements, (C) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Subsidiaries, which breaches, violations, defaults or liens, in the case of clause (B) would, individually or in the aggregate, have a Material Adverse Effect or (D) constitutes or will constitute a breach or violation of any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or any of its subsidiaries or any of the properties.

(x) No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over any of the Company or the Subsidiaries is required for the issuance and sale by the Company of the Offered Securities and the Underlying Shares and compliance with the terms and provisions thereof, the execution, delivery and performance of the Indenture and the Underwriting Agreement by the Company or the consummation by the Company of the transactions contemplated by the Indenture and the Underwriting Agreement.

(xi) The statements in the Registration Statement, the General Disclosure Package and the Final Prospectus under the captions “Description of Capital Stock,” are accurate and complete in all material respects, and the Common Stock conforms in all material respects to the description thereof contained in the Registration Statement, General Disclosure Package and the Final Prospectus.

(xii) The opinion of such counsel that is filed as Exhibit 5.1 to the Registration Statement is confirmed and the Underwriter may rely upon such opinion as if it were addressed to them.

(xiii) The Registration Statement was declared effective under the Act on June 25, 2008; to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the SEC; and any required filing of the Final Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by such Rule.

(xiv) The Registration Statement (including any document that is incorporated by reference therein), at the Effective Time and on the Closing Date and the Final Prospectus (including any document that is incorporated by reference therein), when filed with the SEC pursuant to Rule 424(b) and on the Closing Date (except for the financial statements and the notes and the schedules thereto, and the other financial and accounting data included or incorporated by reference in the Registration Statement or the Final Prospectus, as to which such counsel need not express any opinion) comply as to form in all material respects with the requirements of the Act and the Rules and Regulations.

(xv) None of the Company or the Subsidiaries is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and will not be an “investment company” after giving effect to this offering and sale of the Offered Securities.

In addition, such counsel shall state that such counsel has participated in conferences with officers and other representatives of the Company and the independent public accountants of the Company and your representatives, at which the contents of the Registration Statement, the General Disclosure Package and the Final Prospectus and related matters were discussed, and although such counsel has not independently verified, is not passing upon, and is not assuming any responsibility for the accuracy, completeness or fairness of the statements contained in, the Registration Statement, the General Disclosure Package and the Final Prospectus (except to the extent specified in the foregoing opinion), based on the foregoing, no facts have come to such counsel’s attention that lead such counsel to believe that:

(A) the Registration Statement (including any document that is incorporated by reference therein), as of the Effective Time (after giving effect to any information included therein pursuant to Rule 430B under the Act), and as of the date of the Underwriting Agreement, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(B) the General Disclosure Package, as of the Applicable Time and as of each Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or

(C) the Final Prospectus, on the dated it was issued and as of each Closing Date contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that such counsel expresses no statement or belief in this letter with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, any other financial, accounting, oil and gas reserve, oil and gas property included or incorporated or deemed incorporated by reference in, or excluded from, the Registration Statement or the Final Prospectus or the General Disclosure Package, and (ii) representations and warranties and other statements of fact included in the exhibits to the Registration Statement.

In rendering such opinion, such counsel may rely (x) as to matters involving the application of laws of any jurisdiction other than the State of Oklahoma or the Federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Underwriter and (y) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Further, for agreements governed by New York law, such counsel may opine as to the validity and enforceability under Oklahoma law as if Oklahoma law governed.

(e) Opinion of Counsel for Underwriters. The Representative shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officer’s Certificate. The Representative shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(g) Engineering Firm Letter. At the time of execution of this Agreement and each Closing Date, the Underwriter shall have received from MHA, a letter, in form and substance satisfactory to and addressed to the Underwriters with respect to: (i) the estimated quantities of the Company’s proved net reserves, (ii) the future net revenues from those reserves, (iii) their present value as set forth in the General Disclosure Package and the Final Prospectus and (iv) such related matters as the Underwriter shall reasonably request.

(h) Indenture. At or prior to the Closing Date, each of the Company and the Trustee shall have executed and delivered the Indenture.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. Credit Suisse may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figures appearing in the fourth paragraph under the caption “Underwriting” and tenth paragraph under the caption “Underwriting”.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b)

above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative at Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at GMX Resources Inc., 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73102, Attention: Chief Financial Officer; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representative will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representative has been retained solely to act as underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representative has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representative advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representative and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representative has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representative shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

GMX RESOURCES INC.

By:	/s/ James A. Merrill
Name: James A. Merrill
Title: Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Randy Bayless
Name: Randy Bayless
Title: Director

Acting on behalf of itself and as the Representative of the several Underwriters.

SCHEDULE A

Underwriter	Principal Amount of Firm Securities

Credit Suisse Securities (USA) LLC	$34,500,000

Jefferies & Company, Inc.	34,500,000

Capital One Southcoast, Inc.	6,000,000

Total	$75,000,000

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Press release announcing the proposed offering of the Offered Securities and the Concurrent Offered Securities, dated October 19, 2009

2. Press release confirming production guidance and updating operational guidance, dated October 19, 2009

3. Press release announcing the pricing of the Offered Securities and the Concurrent Offered Securities, dated October 22, 2009

4. Final term sheet, dated October 22, 2009, a copy of which is attached hereto.

2.	Other Information Included in the General Disclosure Package

None

FINAL TERM SHEET

Pricing Term Sheet	Filed pursuant to Rule 433
dated October 22, 2009	Registration File No. 333-150368
Supplementing the Preliminary
Prospectus Supplements
dated October 19, 2009
(To Prospectus dated June 25, 2008)

GMX Resources Inc.

Concurrent Offerings of

6,950,000 Shares of Common Stock, par value $0.001 per share

(the “Common Stock Offering”)

and

$75,000,000 aggregate principal amount of

4.50% Convertible Senior Notes due 2015

(the “Convertible Senior Notes Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering and Convertible Senior Notes Offering and should be read together with (i) the preliminary prospectus supplement dated October 19, 2009 relating to the Common Stock Offering, including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated October 19, 2009 relating to the Convertible Senior Notes Offering, including the documents incorporated by reference therein, and (iii) the related base prospectus dated June 25, 2008, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-150368.

Issuer:	GMX Resources Inc., an Oklahoma corporation.

Ticker / Exchange for Common Stock:	GMXR / The NASDAQ Global Select Market (“NASDAQ”).

Trade Date:	October 22, 2009.

Settlement Date:	October 28, 2009.

Common Stock Offering

Title of Securities:	Common stock, par value $0.001 per share, of the Issuer.

Shares Offered and Sold:	6,950,000 (or a total of 7,992,500 if the underwriters’ over-allotment option to purchase up to 1,042,500 additional shares of the Issuer’s common stock is exercised in full).

Public Offering Price per Share:	$15.00 per share / approximately $104,250,000 total (or approximately $119,887,500 total if the underwriters’ option to purchase up to 1,042,500 additional shares of the Issuer’s common stock is exercised in full).

Use of Proceeds:	The Issuer expects the net proceeds to it from the Common Stock Offering, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Issuer, to be approximately $98.8 million (or $113.6 million if the underwriters exercise their over-allotment option in full). The Issuer intends to use the net proceeds from the Common Stock Offering together with the net proceeds from the Convertible Senior Notes Offering, to repay a portion of the outstanding indebtedness under the Issuer’s revolving bank credit facility, to repay all of the Issuer’s outstanding senior secured notes and for general corporate purposes.

Commissions and Discounts:

The underwriters have advised the Issuer that they propose to offer the shares of the Issuer’s common stock initially at the Public Offering Price per Share and to selling group members at that price less a selling concession of $0.45 per share of common stock.

The following table summarizes the compensation and estimated expenses that the Issuer will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment

Underwriting Discounts and Commissions paid by the Issuer	$0.75	$0.75	$5,212,500	$5,994,375

Expenses payable by the Issuer	$0.04	$0.03	$250,000	$250,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc.

Co-Managers:	Capital One Southcoast, Inc., Howard Weil Incorporated and Pritchard Capital Partners, LLC

Convertible Senior Notes Offering

Convertible Senior Notes:	4.50% Convertible Senior Notes due 2015.

Aggregate Principal Amount Offered:	$75,000,000 aggregate principal amount of Convertible Senior Notes (or a total of $86,250,000 aggregate principal amount of Convertible Senior Notes if the underwriters’ over-allotment option to purchase up to $11,250,000 aggregate principal amount of additional Convertible Senior Notes is exercised in full).

Public Offering Price per Note:	100% per Convertible Senior Note / $75,000,000 total (or $86,250,000 total if the underwriters’ option to purchase up to $11,250,000 aggregate principal amount of additional Convertible Senior Notes is exercised in full).

Maturity:	The Convertible Senior Notes will mature on May 1, 2015, unless earlier converted, redeemed or repurchased.

Interest Rate:	4.50% per year.

Interest Payment Dates:	Interest will accrue from the Settlement Date or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2010, to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date.

NASDAQ Closing Stock Price on October 22, 2009:	$16.21 per share of the Issuer’s common stock.

Reference Price:	$15.00 per share of the Issuer’s common stock, the Public Offering Price per share in the Common Stock Offering.

Conversion Premium:	25% above the Reference Price.

Initial Conversion Price:	Approximately $18.75 per share of the Issuer’s common stock.

Initial Conversion Rate:	53.3333 shares of the Issuer’s common stock per $1,000 principal amount of the Convertible Senior Notes.

Use of Proceeds:	The Issuer expects the net proceeds to it from the Convertible Senior Notes Offering, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Issuer, to be approximately $71.8 million (or $82.6 million if the underwriters exercise their over-allotment option in full). The Issuer intends to use the net proceeds from the Convertible Senior Notes Offering, together with the net proceeds from the Common Stock Offering, to repay a portion of the outstanding indebtedness under the Issuer’s revolving bank credit facility, to repay all of the Issuer’s outstanding senior secured notes and for general corporate purposes.

Commissions and Discounts:

The underwriters have advised the Issuer that they propose to offer the Convertible Senior Notes initially at the Public Offering Price per Note and to selling group members at that price less a selling concession of $24.00 per Convertible Senior Note.

The following table summarizes the compensation and estimated expenses the Issuer will pay:

	Per Note		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment

Underwriting Discounts and Commissions paid by the Issuer	$40.00	$40.00	$3,000,000	$3,450,000

Expenses payable by the Issuer	$3.33	$2.90	$250,000	$250,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc.

Co-Manager:	Capital One Southcoast, Inc.

CUSIP Number:	38011M AJ7

Redemption at the Issuer’s Option	On or after November 1, 2012 and prior to the Maturity, the Issuer may redeem for cash all, but not less than all, of the Notes if the last reported sale price of the Common Stock equals or exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date. To the extent a holder converts its notes in connection with the Issuer’s election to redeem the notes, the Issuer will increase the conversion rate as set forth under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” in the preliminary prospectus supplement dated October 19, 2009 for the Convertible Senior Notes Offering and in accordance with the table below.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change:	The following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate will be increased for conversions in connection with a make-whole fundamental change per $1,000 principal amount of Convertible Senior Notes based on the stock price and effective date in such make-whole fundamental change:

	Stock Price
Effective Date	$15.00	$18.75	$20.00	$22.50	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00

October 28, 2009	13.3334	10.0239	9.0039	7.4201	6.2577	4.6825	3.6724	2.9710	2.0592	1.4917	1.1060	0.8295	0.6244	0.4688

May 1, 2010	13.3334	9.7342	8.6991	7.1077	5.9548	4.4175	3.4492	2.7850	1.9296	1.3997	1.0393	0.7804	0.5878	0.4412

May 1, 2011	13.3334	9.0942	8.0151	6.3956	5.2599	3.8089	2.9382	2.3607	1.6358	1.1922	0.8899	0.6712	0.5072	0.3814

May 1, 2012	13.3334	8.2745	7.1297	5.4675	4.3562	3.0269	2.2897	1.8268	1.2682	0.9316	0.7012	0.5326	0.4046	0.3052

May 1, 2013	13.3334	7.0964	5.8639	4.1635	3.1133	1.9954	1.4606	1.1562	0.8090	0.6011	0.4568	0.3495	0.2668	0.2015

May 1, 2014	13.3334	5.1616	3.8318	2.1854	1.3446	0.6878	0.4817	0.3870	0.2789	0.2097	0.1603	0.1232	0.0944	0.0714

May 1, 2015	13.3334	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and the later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $15.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of the Issuer’s common stock issuable upon conversion exceed 66.6667 per $1,000 principal amount of Convertible Senior Notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—

Conversion Rights —Conversion Rate Adjustments” in the preliminary prospectus supplement dated October 19, 2009 for the Convertible Senior Notes Offering.

The Issuer has filed a registration statement (including preliminary prospectus supplements each dated October 19, 2009 and an accompanying prospectus dated June 25, 2008) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the relevant preliminary prospectus supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010, toll-free 1 (800) 221-1037; or from Jefferies & Company, Inc., 520 Madison Avenue, New York, New York 10022, toll-free 1 (888) 449-2342.

This communication should be read in conjunction with the preliminary prospectus supplements dated October 19, 2009 and the accompanying prospectus. The information in this communication supersedes the information in the relevant preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

List of Subsidiaries

Diamond Blue Drilling Co.

Endeavor Pipeline Inc.

SCHEDULE D

The Representative shall have received letters, dated, respectively, the date hereof and the First Closing Date, of Smith, Carney & Co., p.c. confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws to the effect that:

(i) in their opinion the audited consolidated financial statements examined by them and included in the Registration Statements and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Securities Laws;

(ii) with respect to the periods covered by the unaudited quarterly consolidated financial statements included in the Registration Statement and the General Disclosure Package, they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited quarterly consolidated financial statements (including the noted thereto) of the Company and its consolidated subsidiaries included in the Registration Statement and the General Disclosure Package, and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether such unaudited quarterly consolidated financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations; they have read the latest unaudited monthly consolidated financial statements (including the notes thereto) and the supplementary summary unaudited financial information of the Company and its consolidated subsidiaries made available by the Company and the minutes of the meetings of the stockholders, Board of Directors and committees of the Board of Directors of the Company; and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether the unaudited monthly financial statements are stated on a basis substantially consistent with that of the audited consolidated financial statements included in the Registration Statement and General Disclosure Package; and on the basis thereof, nothing came to their attention which caused them to believe that:

(A) the unaudited financial statements included in the Registration Statement or the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Securities Laws, or that any material modifications should be made to the unaudited quarterly consolidated financial statements for them to be in conformity with generally accepted accounting principles;

(B) with respect to the period subsequent to the date of the most recent unaudited quarterly consolidated financial statements included in the General Disclosure Package, at a specified date at the end of the most recent month, there were any increases in the short-term debt or long-term debt of the Company and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the latest balance sheet included in the General Disclosure Package; or for the period from the day after the date of the most recent unaudited quarterly consolidated financial statements for such entities included in the General Disclosure Package to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net sales, net operating income, or in the total or per share amounts of consolidated net income of the Company and its consolidated subsidiaries, except for such changes, increases or decreases set forth in such letter which the General Disclosure Package discloses have occurred or may occur;

(iii) With respect to any period as to which officials of the Company have advised that no consolidated financial statements as of any date or for any period subsequent to the specified date referred to in (ii)(B) above are available, they have made inquiries of certain officials of the Company who have responsibility for the financial and accounting matters of the Company and its consolidated subsidiaries as to whether, at a specified date not more than three business days prior to the date of such letter, there were any increases in the short-term debt or long-term debt of the Company and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the most recent balance sheet for such entities included in the General Disclosure Package; or for the period from the day after the date of the most recent unaudited quarterly financial statements for such entities included in the General Disclosure Package to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in net sales, net operating income, or in the total or per share amounts of consolidated net income or in the ratio of earnings to fixed charges and preferred stock dividends combined of the Company and its consolidated subsidiaries and, on the basis of such inquiries and the review of the minutes described in paragraph (ii) above, nothing came to their attention which caused them to believe that there was any such change, increase, or decrease, except for such changes, increases or decreases set forth in such letter which the General Disclosure Package discloses have occurred or may occur; and

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial and statistical information contained in the Registration Statement, each Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectus that is an “electronic road show,” as defined in Rule 433(h)) and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial and statistical information are derived from the general accounting records of the Company and its subsidiaries or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial and statistical information to be in agreement with such results.

All financial statements included in material incorporated by reference into the Registration Statement or the General Disclosure Package shall be deemed included in the Registration Statement or the General Disclosure Package for purposes of this Schedule.